SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 31, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640
Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177	PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

  Pacific Gas and Electric Company - Utility Retained Generation Ratemaking

On January 18, 2002, an administrative law judge (ALJ) of the California Public Utilities Commission (CPUC) issued a proposed decision (PD) in the CPUC's pending proceeding to determine the ratemaking for Pacific Gas and Electric Company's (Utility) retained generation facilities, including its Diablo Canyon Nuclear Power Plant (Diablo Canyon) and hydroelectric power plants.  The PD was issued as part of the CPUC's consideration of the Utility's November 2000 emergency application to establish a rate stabilization plan. The President of the CPUC also issued an alternate PD.

The PD would establish interim cost-of-service revenue requirements for the costs incurred by the Utility associated with Utility-owned generation assets and power purchased from third parties (collectively referred to as "utility retained generation" or "URG").  The PD proposes to calculate the URG revenue requirement based on actual and reasonably incurred costs, including operating expenses, purchased power costs, depreciation, taxes, and a return on rate base (derived from the net book value of retained plant).  The PD proposes an interim 2002 URG revenue requirement of $2.875 billion for the Utility, including fuel costs and purchased power costs.  Of this amount, the revenue requirement for Diablo Canyon is proposed to be $393 million. As the PD proposes that the interim URG revenue requirement would be adjusted in the Utility's next General Rate Case to reflect actual recorded costs, the PD proposes that the Utility establish balancing accounts to reflect the difference between authorized and actual costs.

The PD proposes that all costs, except hydroelectric and fossil power plant operating and maintenance  (O&M) costs, be subject to reasonableness review.  O&M cost estimates are proposed to be reduced by approximately 2 percent (or approximately $6 million) to reflect the reduced risk associated with no reasonableness review.   Revenues from plants under contract with the California Independent System Operator (ISO) as "must run" facilities are to be used as an offset to the revenue requirement.

With respect to Diablo Canyon, the PD would supersede an earlier CPUC order directing the Utility to share the net benefits of operating Diablo Canyon with ratepayers beginning January 1, 2002.  Instead, the PD would place Diablo Canyon on cost-of-service ratemaking. The PD proposes to use the currently authorized return on equity (ROE) of 11.22 percent.

The PD would determine the Utility's interim rate base, as of December 31, 2000, for its fossil and hydroelectric facilities at $985 million and for Diablo Canyon at $408 million.    Diablo Canyon would be depreciated over 10 years, with the depreciation rate to be investigated in the Utility's next General Rate Case.

The alternate PD notes that the end-of-year 2000 plant balances may not be appropriate, as any amounts that should have been depreciated under the Assembly Bill 1890 transition cost scheme during 2001 would be transition costs, and thus the proposed revenue requirement in the PD, $2.875 billion, may reflect recovery of transition costs.  The alternate PD makes clear that the revenue requirement could be adjusted downward in a future CPUC decision on the Utility's transition cost recovery.

Both the PD and alternate PD note that any adopted decision would not set generation rates since the CPUC must also consider the revenue requirement of the California Department of Water Resources (DWR) to be recovered from rates collected by the utilities as agents of the DWR.  (On January 8, 2002, the CPUC issued a proposed decision determining that the DWR's $10 billion revenue requirement for the period from January 2001 through December 2002 would be allocated among the three California investor-owned energy utilities based on designated per-kilowatt-hour charges.  The Utility's proposed share of the DWR revenue requirement would be $4.8 billion for the two-year period.)  In addition, both the PD and alternate PD noted that the CPUC must also address the Utility's transition cost recovery, the impact of the accounting changes the CPUC adopted in March 2001, and the status of the rate freeze.  The PD and the alternate PD would require the Utility to establish a balancing account to track the differences between billed revenues and authorized revenue requirements.

  Comments on both the PD and the alternate PD are due February 8, 2002 and the CPUC will consider the decision thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  January 31, 2002